Exhibit 10(iii)A(70)

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STOCK NOTIFICATION AND AWARD AGREEMENT
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GRANT OF RESTRICTED STOCK
WHERAS, Acuity Brands, Inc. (the "Company") maintains the Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan (the "Plan"), under which the Compensation Committee of the Company’s Board of Directors has authority to make awards of restricted shares of the Company’s common stock to select employees and members of the Board of Directors of the Company and its Subsidiaries; and
WHEREAS, the Committee has determined that it is in the best interest of the Company and its stockholders to grant the restricted stock award provided herein (the "Restricted Stock Award") to the Grantee identified above, such grant to be subject to the terms set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
1. Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Grantee and the Grantee’s legal representative in respect of any questions arising under the Plan or this Agreement.
2. Grant of Restricted Stock Award. The Committee hereby grants to the Grantee an award of Shares of Restricted Stock (hereinafter called the “Restricted Stock”) equal to the Award Amount set forth above, on

Exhibit 10(iii)A(70)

the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. The date of this award of Restricted Stock is set forth above as Grant Date.
3. Terms and Conditions.

(a)	Restrictions
i.This award of Restricted Stock is conditioned upon Grantee’s acceptance of the terms of this Agreement and Exhibits A and B, as evidenced by Grantee’s execution of this Agreement or by Grantee’s electronic acceptance of the Agreement in a manner and during the time period allowed by the Company. If the terms of this Agreement are not timely accepted by execution or by such electronic means, the award of Restricted Stock may be cancelled by the Committee.
ii.Except for death, Disability or Change in Control, as set forth below, if the Grantee remains employed by the Company, the Restricted Stock shall vest pursuant to the schedule set forth above. For purposes of this Agreement, employment with a Subsidiary of the Company or service as a member of the Board of Directors of the Company shall be considered employment with the Company.
In the event, prior to the Vesting Date, (i) Grantee dies while actively employed by the Company, or (ii) Grantee has his or her employment terminated by reason of Disability, any Restricted Stock shall become fully vested and nonforfeitable as of the date of Grantee’s death or Disability. The Company shall transfer the Shares of Restricted Stock, free and clear of any restrictions imposed by this Agreement (except for restrictions set forth in Section (b)(iv)) to Grantee (or, in the event of death, his or her surviving spouse or, if none, to his or her estate) as soon as practical after his or her date of death or termination for Disability.
Except for death or Disability as provided above, or except as otherwise provided in a severance agreement with Grantee, if Grantee terminates his or her employment or if the Company terminates Grantee prior to the Vesting Date, the Restricted Stock shall cease to vest further, the unvested Shares of Restricted Stock shall be immediately forfeited, and Grantee shall only be entitled to the Restricted Stock that has vested as of his or her date of termination. “Date of Termination” means the last day of active employment of the Grantee with the Company or Subsidiary. For greater certainty, the Date of Termination of the Grantee shall be deemed to be the date on which the notice of termination of employment provided is stated to be effective (in the case of alleged constructive dismissal the date on which the alleged constructive dismissal is alleged to have occurred), and not during or as of the end of any period following such date during which the Grantee is in receipt of, or eligible to receive, statutory, contractual or common law notice of termination or any compensation in lieu of such notice or severance pay.
iii.Except as otherwise provided in this Agreement, including Exhibits A and B attached hereto, on each Vesting Date, Grantee shall own the Vested Shares of Restricted Stock free and clear of all restrictions imposed by this Agreement (except those restrictions imposed in Section (b)(iv) below). The Company shall transfer the Vested Shares of Restricted Stock to an unrestricted account in the name of the Grantee as soon as practical after each Vesting Date.
iv.In exchange for receipt of consideration in the form of the Restricted Stock award pursuant to this Agreement, continued employment, and other good and valuable consideration, Grantee agrees that Grantee shall comply with the confidentiality, inventions, non-solicitation and non-competition provisions attached hereto as Exhibit A.
v.Notwithstanding the other provisions of this Agreement, in the event of a Change in Control prior to the Vesting Date, all Shares of Restricted Stock shall become fully vested and nonforfeitable as of the date of the Change in Control. The Company shall transfer the Shares of Restricted Stock that become vested pursuant to this provision to an unrestricted account in the name of Grantee as soon as practical after the date of the Change in Control.

Exhibit 10(iii)A(70)

vi.The Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered prior to the date Grantee becomes vested in the Restricted Stock.
(b)Stock; Dividends; Voting
i.The Restricted Stock shall be registered in the name of Grantee as of the respective Grant Date for such Shares of Restricted Stock. The Company may issue stock certificates or evidence Grantee’s interest by using a restricted book entry account with the Company’s transfer agent. Physical possession or custody of any stock certificates that are issued shall be retained by the Company until such time as the Shares are vested. The Company reserves the right to place a legend on such stock certificate(s) restricting the transferability of such certificates and referring to the terms and conditions (including forfeiture) of this Agreement and the Plan.
ii.During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to vote such Restricted Stock and shall be credited with any cash dividends paid with respect to such Shares while they are so held, and such dividends shall be paid to the Participants if and when their rights vest at the end of the Period of Restriction.
iii.In the event of a Change in Capitalization, the number and class of Shares or other securities that Grantee shall be entitled to, and shall hold, pursuant to this Agreement shall be appropriately adjusted or changed to reflect the Change in Capitalization, provided that any such additional Shares or additional or different shares or securities shall remain subject to the restrictions in this Agreement.
iv.Grantee represents and warrants that he or she is acquiring the Restricted Stock for investment purposes only, and not with a view to distribution thereof. Grantee is aware that the Restricted Stock may not be registered under the federal or any state securities laws and that in that event, in addition to the other restrictions on the Shares, they will not be able to be transferred unless an exemption from registration is available or the Shares are registered. By making this award of Restricted Stock, the Company is not undertaking any obligation to register the Restricted Stock under any federal or state securities laws.
(c)No Right to Continued Employment or Additional Grants. Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon Grantee any right with respect to continuance of employment by the Company or a Subsidiary, nor shall this Agreement or the Plan interfere in any way with the right of the Company or a Subsidiary to terminate Grantee’s employment at any time. The Plan may be terminated at any time, and even if the Plan is not terminated, Grantee shall not be entitled to any additional awards under the Plan.
(d)Taxes and Withholding. Grantee shall be responsible for all federal, state, and local income taxes payable with respect to this award of Restricted Stock and dividends paid on unvested Restricted Stock. Grantee shall have the right to make such elections under the Internal Revenue Code of 1986, as amended, as are available in connection with this award of Restricted Stock. The Company and Grantee agree to report the value of the Restricted Stock in a consistent manner for federal income tax purposes. The Company shall have the right to retain and withhold from any payment of Restricted Stock or cash the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such payment. At its discretion, the Company may require Grantee to reimburse the Company for any such taxes required to be withheld and may withhold any distribution in whole or in part until the Company is so reimbursed. In lieu thereof, the Company shall have the right to withhold from any other cash amounts due to Grantee an amount equal to such taxes required to be withheld or withhold and cancel (in whole or in part) a number of shares of Restricted Stock having a market value not less than the amount of such taxes.
(e)Grantee Bound by the Plan. Grantee hereby acknowledges receipt of a copy of the Plan and the prospectus for the Plan, and agrees to be bound by all the terms and provisions thereof.
(f)Modification of Agreement. This Agreement may be modified, amended, suspended, or terminated, and any terms or conditions may be waived, but only by mutual agreement of the parties in writing.

Exhibit 10(iii)A(70)

(g)Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.
(h)Governing Law. The validity, interpretation, construction, and performance of this Agreement and Exhibit A shall be governed by the laws of the state of Georgia without giving effect to the conflicts of laws principles thereof.
(i)Successors in Interest. This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, whether by merger, consolidation, reorganization, sale of assets, or otherwise. This Agreement shall inure to the benefit of Grantee’s legal representatives. All obligations imposed upon Grantee and all rights granted to the Company under this Agreement shall be final, binding, and conclusive upon Grantee’s heirs, executors, administrators, and successors.
(j)Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way relate to the interpretation, construction, or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding, and conclusive on Grantee and the Company for all purposes.
(k)Pronouns; Including. Wherever appropriate in this Agreement, personal pronouns shall be deemed to include the other genders and the singular to include the plural. Wherever used in this Agreement, the term "including" means "including, without limitation."
(l)Integration. This Agreement, along with any Exhibit hereto, encompasses the entire agreement of the parties related to the subject matter of this Agreement, and supersedes all previous understandings and agreements between them, whether oral or written, except as otherwise described specifically in Exhibit A. The parties hereby acknowledge and represent, that they have not relied on any representation, assertion, guarantee, warranty, collateral contract or other assurance, except those set out in this Agreement, made by or on behalf of any other party or any other person or entity whatsoever, prior to the execution of this Agreement.

Exhibit 10(iii)A(70)

EXHIBIT A
CONFIDENTIALITY, INVENTIONS, NON-SOLICITATION
AND NON-COMPETITION PROVISIONS

1. Definitions.

a.    “Confidential Information” “Confidential Information” means the following:
(i)    data and information relating to the Company’s Business; disclosed to Grantee or of which Grantee became aware of as a consequence of Grantee's relationship with the Company; having value to the Company; not generally known to the competitors of the Company; and which includes trade secrets, methods of operation, names of customers, price lists, financial information and projections, route books, personnel data, and similar information. For purposes of this Agreement, subject to the foregoing, and according to terminology commonly used by the Company, the Company’s Confidential Information shall include, but not be limited to, information pertaining to: (1) Business Opportunities (as defined below); (2) data and compilations of data relating to the Company’s Business (as defined in Exhibit A); (3) compilations of information about, and communications and agreements with, customers and potential customers of the Company; (4) computer software, hardware, network and internet technology utilized, modified or enhanced by the Company or by Grantee in furtherance of Grantee’s duties with the Company; (5) compilations of data concerning Company products, services, customers, and end users including but not limited to compilations concerning projected sales, new project timelines, inventory reports, sales, and cost and expense reports; (6) compilations of information about the Company’s employees and independent contracting consultants; (7) the Company’s financial information, including, without limitation, amounts charged to customers and amounts charged to the Company by its vendors, suppliers, and service providers; (8) proposals submitted to the Company’s customers, potential customers, wholesalers, distributors, vendors, suppliers and service providers; (9) the Company’s marketing strategies and compilations of marketing data; (10) compilations of data or information concerning, and communications and agreements with, vendors, suppliers and licensors to the Company and other sources of technology, products, services or components used in the Company’s Business; (11) any information concerning services requested and services performed on behalf of customers of the Company, including planned products or services; and (12) the Company’s research and development records and data. Confidential Information also includes any summary, extract or analysis of such information together with information that has been received or disclosed to the Company by any third party as to which the Company has an obligation to treat as confidential.

(ii)    Confidential Information shall not include:

(A)    Information generally available to the public other than as a result of improper disclosure by Grantee;

(B)    Information that becomes available to Grantee from a source other than the Company (provided Grantee has no knowledge that such information was obtained from a source in breach of a duty to the Company);

Exhibit 10(iii)A(70)

(C)    Information disclosed pursuant to law, regulations or pursuant to a subpoena, court order or legal process; and/or

(D)    Information obtained in filings with the Securities and Exchange Commission.

b.    “Trade Secrets” has the meaning set forth under Georgia Law, O.C.G.A. §§ 10-1-760, et seq.

c.    “Customers” means those entities and/or individuals which, within the two-year period preceding the Date of Termination: (i) Grantee had material contact on behalf of the Company; (ii) about whom Grantee acquired, directly or indirectly, Confidential Information or Trade Secrets as a result of his/her employment with the Company; and/or (iii) Grantee exercised oversight or responsibility of subordinates who engaged in Material Contact on behalf of the Company.

d.    “Company’s Business” means the design, manufacture and/or sale of one or more of the following and any related products and/or services: lighting fixtures and systems, lighting control components and systems (including but not limited to dimmers, switches, relays, programmable lighting controllers, sensors, timers, and range extenders for lighting and energy management and other purposes), building management and/or control systems, emergency lighting fixtures and systems (including but not limited to exit signs, emergency light units, inverters, back-up power battery packs, and combinations thereof), battery powered and/or photovoltaic lighting fixtures, electric lighting track units, hardware for mounting and hanging electrical lighting fixtures, aluminum, steel and fiberglass fixture poles for electric lighting, light fixture lenses, sound and electromagnetic wave receivers and transmitters, flexible and modular wiring systems and components (namely, flexible branch circuits, attachment plugs, receptacles, connectors and fittings), light emitting diode (LED) lamps, daylighting systems including but not limited to prismatic skylighting and related controls, organic LED products and technology, medical and patient care lighting devices and systems, and any wired or wireless communications and monitoring hardware or software related to any of the above. This shall not include any product or service of the Company if the Company is no longer in the business of providing such product or service to its customers at the relevant time of enforcement.

e.    “Employee Services” shall mean the duties and services of the type conducted, authorized, offered, or provided by the Grantee in his/her capacity as an employee on behalf of the Company within twelve (12) months prior to the Date of Termination.

f.    “Territory” means the United States. Grantee acknowledges that the Company is licensed to do business and in fact does business in all fifty states in the United States. Grantee further acknowledges that the services she/he has performed on behalf of the Company are at a senior level and are not limited in their territorial scope to any particular city, state, or region, but instead affect the Company's activity within the entire United States. Specifically, Grantee provides Employee Services on the Company's behalf throughout the United States, meets with Company agents and distributors, develops products and/or contacts throughout the country, and otherwise engages in his/her work on behalf of the Company on a national level. Accordingly, Grantee agrees that these restrictions are reasonable and necessary to protect the Confidential Information, trade secrets, business relationships, and goodwill of the Company.

g.    “Material Contact” shall have the meaning set forth in O.C.G.A. § 13-8-51(10), which includes contact between an employee and each customer or potential customer: with whom or which Grantee dealt on behalf of the Company; whose dealings with the Company were coordinated or supervised by Grantee; about whom Grantee obtained confidential information in the ordinary course of business as a result of such employee's association with the Company; or who receives products or services authorized by the

Exhibit 10(iii)A(70)

Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Grantee within two years prior to the date of the Date of Termination.

h.    “Termination for Cause” or “Terminated for Cause” shall mean the involuntary termination of Grantee by the Company and/or its Subsidiaries (collectively referred to hereinafter, where applicable, as the “Protected Parties”) for the following reasons:
i.If termination shall have been the result of an act or acts by Grantee which constitute a felony or any crime involving dishonesty, theft, fraud or moral turpitude;
ii.If termination shall have been the result of an act or acts by Grantee which are determined, in the good faith judgment of the Protected Parties, to be in violation of written policies of the Protected Parties;
iii.If termination shall have been the result of an act or acts of dishonesty by Grantee resulting or intended to result directly or indirectly in gain or personal enrichment to Grantee at the expense of the Protected Parties;
iv.Upon the willful and continued failure by Grantee to substantially perform the duties assigned to Grantee (other than any such failure resulting from incapacity due to mental or physical illness constituting a Disability), after a demand in writing for substantial performance of such duties is delivered by the Protected Parties, which demand specifically identifies the manner in which the Protected Parties believe that Grantee has not substantially performed his or her duties; or
v.If termination shall have been the result of the unauthorized disclosure by Grantee of the Protected Parties’ Confidential Information or violation of any other provision of this Agreement.

i.    “Inventions” and “Works For Hire.” The term “Invention” means contributions, discoveries, improvements and ideas and works of authorship, whether or not patentable or copyrightable, and: (i) which relate directly to the business of the Company, or (ii) which result from any work performed by Grantee or by Grantee’s fellow employees for the Company, or (iii) for which equipment, supplies, facilities, Confidential Information or Trade Secrets of the Protected Parties are used, or (iv) which is developed on the Company’s time. The term “Works For Hire” (“Works”) means all documents, programs, software, creative works and other expressions and information in any tangible medium created, in whole or in part, by Grantee during the period of and relating to his/her employment with the Protected Parties, whether copyrightable or otherwise protectable, other than Inventions.

2. Confidentiality, Inventions, Non-Solicitation and Non-Competition.

a.    Purpose and Reasonableness of Provisions. Grantee acknowledges that, during the term of his/her employment with the Company and after the Date of Termination, the Protected Parties have furnished and may continue to furnish to Grantee Trade Secrets and Confidential Information, which, if used by Grantee on behalf of, or disclosed to, a competitor of the Protected Parties or other person, could cause substantial detriment to the Protected Parties. Moreover, the parties recognize that Grantee, during the term of his/her employment with the Company, has developed important relationships with customers, agents and others having valuable business relationships with the Company, and that these relationships may continue to develop after the Date of Termination. In view of the foregoing, Grantee acknowledges and agrees that the restrictive covenants contained in this Section 2 are reasonably necessary to protect the Protected Parties’ legitimate business interests, Confidential Information, and good will.

b.    Trade Secrets and Confidential Information. Grantee agrees that he/she shall protect the Protected Parties’ Trade Secrets (as defined in Section 1(b) above) and Confidential Information (as defined in Section 1(a) above) and shall not disclose to any person or entity, or otherwise use or disseminate, except

Exhibit 10(iii)A(70)

in connection with the performance of his/her duties for the Company, any Trade Secrets or Confidential Information; provided, however, that Grantee may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event Grantee will promptly notify the Protected Parties of such order or subpoena to provide the Protected Parties an opportunity to protect their interests. Grantee’s obligations under this Section 2(b) have applied throughout his/her active employment, shall continue after the Date of Termination, and shall survive any expiration or termination of this Agreement, so long as the information or material remains Confidential Information or a Trade Secret, as applicable.
Grantee further confirms that during his/her employment with the Company, he/she has not and will not offer, disclose or use on Grantee’s own behalf or on behalf of the Company, any information Grantee received prior to employment by the Company which was supplied to Grantee confidentially or which Grantee should reasonably know to be confidential.
c.    Return of Property. On or before Date of Termination, Grantee agrees to deliver promptly to the Company all files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents (including all such data and documents in electronic form) of the Protected Parties, supplied to or created by him/her in connection with his/her employment hereunder (including all copies of the foregoing) in his/her possession or control, and all of the Company’s equipment and other materials in his/her possession or control. Grantee’s obligations under this Section 2(c) shall survive any expiration or termination of this Agreement.

d.    Inventions. Grantee does hereby assign to the Company the entire right, title and interest in any Invention which is or was made or conceived, either solely or jointly with others, during his/her employment with the Company, including after the Date of Termination. Grantee attests that he/she has disclosed (or promptly will disclose, if after the Date of Termination) to the Company all such Inventions. Grantee will, if requested, promptly execute and deliver to the Company a specific assignment of title for any such Invention and will at the expense of the Company, take all reasonably required action by the Company to patent, copyright or otherwise protect the Invention.

e.    Non-Competition. In the event that Grantee,

(i)	voluntarily resigns from the Company,

(ii)	is Terminated for Cause (as defined above), or

(iii)
declines to sign a Confidential Severance Agreement and Release offered by the Company in the event of a termination for any reason other than a Termination for Cause (including, for example, as a result of a position elimination),

Grantee acknowledges and agrees that during his/her employment, and for twelve (12) months after the Date of Termination, he/she has not and will not, directly or indirectly, engage in, provide, or perform any Employee Services on behalf of any person or entity (or, if organized into divisions or units, any distinct division or operating unit) in the Territory that derives revenue from providing goods or services substantially similar to those which comprise the Company’s Business. Notwithstanding the foregoing, if the Company terminates Grantee’s employment for any reason other than a Termination for Cause (including, for example, as a result of a position elimination), and Grantee elects to sign a Confidential Severance Agreement and Release offered by the Company, the period covered by this non-competition covenant will be reduced to either, (i) the time within which severance payments are scheduled to be paid to Grantee under such agreement, or (ii) if severance is paid to Grantee in a lump sum, the number of weeks of Grantee’s then-current regular salary that are used

Exhibit 10(iii)A(70)

to calculate such lump sum payment; provided, however, that the restrictive period calculated hereunder may not, in any event, exceed twelve (12) months following the Date of Termination.
f.    Non-Solicitation of Customers. Grantee acknowledges and agrees that during his/her employment, and for twenty-four (24) months after the Date of Termination, Grantee has not and will not directly or indirectly solicit Customers (as defined in Paragraph 1(c) above) with whom he/she had Material Contact (as defined in 1(g) above) for the purpose of providing goods and/or services competitive with the Company’s Business.
g.    Non-Solicitation of Employees and Agents. Grantee acknowledges and agrees that during his/her employment, and for a period of twenty-four (24) months after the Date of Termination, Grantee has not and will not, directly or indirectly, whether on behalf of the Grantee or others, solicit, lure or attempt to hire away any of the Company's employees or agents.
h.    Injunctive Relief. Grantee acknowledges that if he/she breaches or threatens to breach any of the provisions of this Section 2, his/her actions may cause irreparable harm and damage to the Protected Parties which could not be compensated in damages. Accordingly, if Grantee breaches or threatens to breach any of the provisions of this Section 2, the Company (or, if applicable, the Protected Parties) shall be entitled to seek injunctive relief, in addition to any other rights or remedies the Company (or, if applicable, the Protected Parties) may have. The existence of any claim or cause of action by Grantee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company (or, if applicable, the Protected Parties) of Grantee’s agreements under this Section 2.
3. Contract Non-Assignable by Grantee. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills and knowledge of Grantee, and agree that this Agreement may not be assigned or transferred by Grantee.

4. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or seven days after mailing if mailed first class, certified mail, postage prepaid, addressed as follows:

If to the Protected Parties:    Acuity Brands, Inc.
Attention: Corporate Secretary
1170 Peachtree Street, NE
Suite 2400
Atlanta, Georgia 30309-7676

If to Grantee:    To his or her last known address on file with the Company.

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

5. Provisions Severable. If any provision or covenant, or any part thereof, contained in this Exhibit A is held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, in this Exhibit A, all of which shall remain in full force and effect. Each and every provision, paragraph and subparagraph of Section 2 above is severable from the other provisions, paragraphs and subparagraphs and constitutes a separate and distinct covenant.

The restrictive covenants set forth in Section 2 of this Exhibit A represent the entire agreement of the parties with respect to the subject matter thereof and supersede any prior agreement with respect thereto; provided,

Exhibit 10(iii)A(70)

however, that the restrictive covenants described in this Exhibit A shall not supersede those set forth in either (a) any Executive Severance Agreement applicable to Grantee, if any, or (b) any Confidentiality, Inventions and Non-Solicitation Agreement to which Grantee is a party, if any. To the extent that any Executive Severance Agreement and/or Confidentiality, Inventions and Non-Solicitation Agreement applicable to Grantee include restrictive covenant provisions that conflict with the provisions contained in this Exhibit A, the provisions that are more restrictive on Grantee will control.

6. Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

7. Amendments and Modifications. This Agreement and any Exhibit hereto may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement. However, this Section does not affect a court of competent jurisdiction or arbitrator's ability to modify this Agreement pursuant to O.C.G.A. §§ 13-8-51(11); 53(d); 54 in the event that either party initiates legal proceedings that relate in any way to this Agreement, including any action brought by either party seeking to enforce any provision set forth herein.
8. Governing Law. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.
9. Legal Fees. Each party shall pay its own legal fees and other expenses associated with any dispute under this Agreement or any Exhibit hereto.
10. Tender Back Provision. If, in the context of a lawsuit involving Grantee or any other person or entity arguing on Grantee’s behalf, any court determines that any provisions of Section 2 are void, invalid, illegal, or otherwise unenforceable, Grantee shall be required to immediately return to the Company 70% of all monies paid out under Paragraph 2 of the Restricted Stock Award Agreement, or to return 70% of any unsold shares the Grantee still owns of such Restricted Stock awarded under Paragraph 2 of the Restricted Stock Award Agreement. For purposes of this section, the amount to be paid back shall be determined by ascertaining the value and amount the share(s) sold for at the time that the Grantee actually sold such share(s).
11. Tolling Period. If Grantee is found by a court to have violated any restriction in Section 2 of this Agreement, he/she agrees that the time period for such restriction shall be extended by one day for each day that he/she is found to have violated the restriction, up to a maximum of 18 months.

Exhibit 10(iii)A(70)

EXHIBIT B
SHARE OWNERSHIP AND RETENTION REQUIREMENT
It is the Company's belief and expectation that executives should own a reasonable amount of Company stock to further align their interests with those of our shareholders. Accordingly, you are expected to adhere to share ownership and share retention requirements in connection with awards under the Plan.
The share ownership requirement is stated as shares having a value at least equal to a multiple of your base salary. The share retention requirement is stated as a percentage of shares acquired under the Plan, net of the cost of exercising shares and/or the taxes associated with the shares. You have until four years from first becoming subject to the requirements to satisfy your share ownership requirement. However, if you do not currently satisfy the share ownership requirement, you are subject to the share retention requirement.
Your share retention requirements are set forth below, based upon your Grantee Level, set forth above.

Grantee Level	Ownership Multiple of Annual Base Salary	Retention Requirement Percentage
—	4	50%
1	3	40%
2	2	35%
3	1	30%
4 or 5	0.5	20%
6 or 7	—	—

Your ownership multiple is multiplied by your annual base salary and your share retention requirement is the percent of net shares acquired through the Plan (exercise of stock options or receipt of restricted shares). Your Restricted Stock Awards count toward satisfying your share ownership requirement beginning at the date of grant.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

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